                                                                Exhibit 11.1


              COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE



                                                       Three Months Ended                       Six Months Ended
                                                          September 30,                           September 30,
                                                          -------------                           -------------
                                                     1996              1995                 1996                1995

NET INCOME (LOSS)                               $   (420,259)       $    901,362        $    (77,280)       $ (2,360,946)
                                                ============        ============        ============        ============
PRIMARY SHARES OUTSTANDING:
Common Shares                                     27,241,164          21,746,262          25,268,183          20,796,651
Performance shares held in escrow                 (4,000,000)         (4,000,000)         (4,000,000)         (4,000,000)
Common stock equivalents (including stock
options and warrants)                                                  1,425,190                                 958,774
                                                ------------        ------------        ------------        ------------
Total                                             23,241,164          19,171,452          21,268,183          17,755,425
                                                ============        ============        ============        ============
PRIMARY NET LOSS PER SHARE                      $      (0.02)       $       0.05        $      (0.00)       $      (0.13)
                                                ============        ============        ============        ============
FULLY DILUTED NET LOSS PER SHARE (1)

NET LOSS                                        $   (420,259)       $    901,362        $    (77,280)       $ (2,360,946)
                                                ============        ============        ============        ============
FULLY DILUTED SHARES OUTSTANDING:
Common Shares                                     27,241,164          21,746,262          25,268,183          20,796,651
Convertible Debt                                   1,271,209                                 632,131
Common stock equivalents (including stock
options and warrants)                                 27,090           1,425,190             533,596           1,110,843
                                                ------------        ------------        ------------        ------------
Total                                             28,539,463          23,171,452          26,433,910          21,907,494
                                                ============        ============        ============        ============
FULLY DILUTED NET LOSS PER SHARE                $      (0.01)       $       0.04        $      (0.00)       $      (0.11)
                                                ============        ============        ============        ============


 (a) Fully Diluted Net Loss Per Common Share has been presented in accordance with Regulation S-K Item 601(b)(11) even though the amount of fully diluted loss per share is not required to be presented in the statement of operations under the provisions of APB Opinion No. 15 because of the anti-dilutive effects of including common stock equivalents.